Exhibit 99.1
June 11, 2008

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
dugan_jim@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Inc. Raises Dividend Rate 17 Percent
Beginning in November 1933, Caterpillar has paid a dividend for 299 consecutive quarters

PEORIA, IL – The Board of Directors of Caterpillar Inc. (NYSE: CAT) today voted to increase the quarterly cash dividend by six cents to forty-two ($0.42) cents per share of common stock, payable August 20, 2008, to stockholders of record at the close of business July 21, 2008.

“We continue to reward stockholders with solid dividend growth enabled by the strength of the global markets we serve,” said Caterpillar Chairman and Chief Executive Officer Jim Owens. “This dividend increase reflects the confidence our Board of Directors has in Caterpillar’s diversified and integrated business model and Team Caterpillar’s ability to deliver on our strategic goals for 2010 and beyond.  Strong cash flows allow us to invest in additional capacity to satisfy demand for products used in the mining and energy industries and to support business growth in emerging markets while raising dividends and reducing the number of shares outstanding,” Owens added.

The $0.42 dividend is an increase of 17 percent over the previous rate of $0.36 per share.  Including the announcement today, Caterpillar’s cash dividend has nearly tripled since 1998. Caterpillar has paid a dividend every quarter since November 1933 (299 consecutive quarters) and has paid higher dividends in each of the last 15 years.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2007 sales and revenues of $44.958 billion, Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at http://www.cat.com.

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will", "expect", "anticipate" or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions; currency exchange or interest rates; political stability; market acceptance of the company's products and services; significant changes in the competitive environment; epidemic diseases; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company's Form 10-Q filed with the Securities and Exchange Commission on  May 2, 2008. This filing is available on our website at www.cat.com/secfilings. We do not undertake to update our forward-looking statements.